Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 21, 2026, with respect to the consolidated financial statements included in the Annual Report of Xos, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Xos, Inc. on Forms S-3 (File No. 333-259509, File No. 333-267690 and File No. 333-272284) and on Forms S-8 (File No. 333-260502, File No. 333-266014, File No. 333-267714, File No. 333-271450, File No. 333-276781, File No. 333-281051, and File No. 333-290144).

/s/ GRANT THORNTON LLP
Los Angeles, California
April 21, 2026